Exhibit 99.1
MERIDIAN RESOURCE CORPORATION
ENTERS INTO AGREEMENT TO BE
ACQUIRED BY ALTA MESA HOLDINGS, LP
Houston, Texas — December 23, 2009 — The Meridian Resource Corporation (NYSE: TMR) today announced that it has entered into a definitive agreement and plan of merger for Meridian to be acquired by Alta Mesa Holdings, LP, a privately held company, for $0.29 per share in cash, representing an equity value of approximately $26.8 million. In conjunction with this transaction, Alta Mesa will assume all of Meridian’s outstanding obligations, including those under the company’s senior secured credit agreement and its equipment loan agreement. The definitive agreement and plan of merger was unanimously approved by Meridian’s board of directors, and the board has recommended that Meridian shareholders vote in favor of the merger agreement. In addition, Meridian received all necessary consents under its applicable loan agreements.
Under the terms of the merger agreement, Meridian stockholders would receive $0.29 per share in cash, representing a premium of approximately 12 percent to Meridian’s closing share price of $0.26 on December 22, 2009.
“Meridian’s board of directors seriously considered a wide range of potential alternatives, including an infusion of capital, continuing to operate as an independent entity, issuing additional equity in a public or private offering, the sale of certain assets, and combinations with other merger partners,” said Paul Ching, Meridian’s Chairman, President and CEO. “After conducting an exhaustive evaluation of recapitalization and corporate sale alternatives, our board of directors unanimously concluded that this transaction with Alta Mesa is in the best interests of our shareholders.”
The transaction is subject to the approval of Meridian’s shareholders and other closing conditions, and is expected to close in the first half of 2010. In connection with the transaction, Rivington Securities, LLC (FINRA member), a subsidiary of Rivington Capital Advisors, LLC and J.P. Morgan Securities Inc. acted as financial adviser to Meridian and Morgan Keegan & Company, Inc. provided a fairness opinion to Meridian’s board of directors.
Additional Information and Where to Find It
The proposed transaction will be submitted to Meridian’s shareholders for their consideration, and Meridian will file a proxy statement to be used to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction with the SEC. Meridian shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy
1401 Enclave Parkway, Suite 300     •     Houston, Texas 77077     •     (281) 597-7000     •     www.tmrc.com

statement, as well as other filings with the SEC containing information about Meridian, at the SEC’s website at www.sec.gov. Copies of the proxy statement can also be obtained, when available, without charge, by directing a request to The Meridian Resource Corporation, Investor Relations, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077 or at Meridian’s Investor Relations page on its corporate website at www.tmrx.com.
Alta Mesa Holdings, LP is a privately held company headquartered in Houston, Texas. The company is engaged in the acquisition, exploration, development, and production of oil and gas properties.
The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol “TMR”.
Participant Information
Meridian and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Meridian shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the Form 10-K filed by Meridian with the SEC on March 16, 2009, and amended on Form 10-K/A on April 30, 2009, both of which are available free of charge from the SEC and Meridian at their websites as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Meridian with the SEC and which will be available free of charge from the SEC and Meridian at their websites, as indicated above.
Safe Harbor Statement and Disclaimer
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transaction that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the transaction include the possibility that the closing does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons. Other risks relating to the Company are described in the Company’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008.
FOR MORE INFORMATION CONTACT:
Lance L. Weaver at (281) 597-7125
lweaver@tmrx.com
The Meridian Resource Corporation Website: www.tmrc.com
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1401 Enclave Parkway, Suite 300     •     Houston, Texas 77077     •     (281) 597-7000     •     www.tmrc.com